EXHIBIT 5

May 19, 2003

Mr. Peter S. Rummell

Chairman and CEO

The St. Joe Company

245 Riverside Avenue, Suite 500

Jacksonville, Florida 32202

Dear Peter:

The Trustees of the Alfred I. duPont Testamentary Trust and the Directors of The Nemours Foundation met on May 14, 2003, and authorized renewal of the agreement between the Trust and the Foundation and St. Joe authorizing the purchase by St. Joe of Trust and Foundation shares of St. Joe stock. We would like to renew the agreement for ninety days on the same terms as the agreement dated February 7, 2003, effective as of the expiration of that agreement.

If this is agreeable to St. Joe, would you acknowledge on the additional copy and return it to me for our records.

Sincerely,

/s/ W. L. THORNTON

W. L. Thornton Chairman

WLT:lp

Accepted on behalf of The St. Joe Company

/s/ PETER S. RUMMELL

Peter S. Rummell Chairman and CEO

ALFRED I. DUPONT TESTAMENTARY TRUST	THE NEMOURS FOUNDATION

/s/ W. L. THORNTON	/s/ W. L. THORNTON

W. L. Thornton Chairman	W. L. Thornton Vice Chairman